UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2026

TG Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3020 Carrington Mill Blvd, Suite 475
Morrisville, North Carolina 27560
(Address of Principal Executive Offices)

(212) 554-4484
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	TGTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement

On March 18, 2026 (the “Closing Date”), the Company (the “Borrower”) entered into the first amendment agreement, dated as of the Closing Date (the “First Amendment”), by and among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto and Blue Owl Capital Corporation, as administrative agent (the “Administrative Agent”), which amends the financing agreement, dated as of August 2, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from to time to time prior to the date hereof and by the First Amendment, the “Financing Agreement”), by and among the Borrower, the guarantors party thereto, the Administrative Agent and the lenders party thereto from time to time. Pursuant to the First Amendment, the Borrower established (i) a $750 million term loan facility (the “2026 Term Loan”), which was borrowed in full on the Closing Date, with a portion of the proceeds used to repay in full the Initial Term Loans (as defined in the First Amendment), and (ii) an uncommitted additional facility in an aggregate principal amount of up to $250 million.

The 2026 Term Loan will mature on March 18, 2031 (the “Term Loan Maturity Date”). The 2026 Term Loan accrues interest at a per annum rate of interest equal to an applicable margin plus, at the Borrower’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate published by the Wall Street Journal, (2) the federal funds effective rate plus 0.50% per annum, (3) Term SOFR plus 1.00% per annum and (4) 2.00% per annum or (b) Term SOFR, which shall be no less than 1.00% per annum. The applicable margin for borrowings of the 2026 Term Loan is determined on a quarterly basis by reference to a pricing grid based on the Total Net Leverage Ratio (as defined in the First Amendment) for the most recently completed four consecutive fiscal quarters of the Borrower and its subsidiaries.

The pricing grid commences at 4.75% for SOFR borrowings and 3.75% for base rate borrowings and is subject to a 25 basis point step-down upon achievement of a specified Total Net Leverage Ratio threshold. The 2026 Term Loan requires scheduled quarterly amortization payments, commencing with the fiscal quarter ending March 31, 2030, in an amount equal to $37.5 million, with the balance due and payable on the Term Loan Maturity Date; provided that such amortization payments may be deferred to the Term Loan Maturity Date upon the achievement of a Total Net Leverage Ratio that is less than or equal to an agreed threshold.

The 2026 Term Loan is secured by a lien on substantially all of the assets of the Borrower and certain subsidiaries of the Borrower as guarantors (collectively, the “Loan Parties”) and contains customary covenants and representations.

The events of default under the Financing Agreement are customary for financings of this type. If an event of default occurs, the Administrative Agent is entitled to take enforcement action, including acceleration of amounts due under the Financing Agreement.

The description of the First Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: March 20, 2026	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer